Exhibit 10.2

MASTER RELATIONSHIP AGREEMENT

BETWEEN

DUFRY INTERNATIONAL AG

AND

HUDSON LTD.

Dated ________________ __, 2017

i

Article XI	Employee Compensation Expense	13
11.1.	Dufry PSU Plan	13
Article XII	Other Agreements	13
12.1.	Further Assurances	13
12.2.	Confidentiality	13
12.3.	Insurance Matters	14
12.4.	IPO Costs and Expenses	14
12.5.	Covenants Against Taking Certain Actions Affecting Dufry	14
Article XIII	Dispute Resolution	14
13.1.	General Provisions	14
13.2.	Mediation	15
13.3.	Arbitration	15
Article XIV	Miscellaneous	16
14.1.	Governing Law	16
14.2.	Notices	16
14.3.	Severability	17
14.4.	Entire Agreement	17
14.5.	Assignment; No Third-Party Beneficiaries	17
14.6.	Amendment	17
14.7.	Rules of Construction	17
14.8.	Counterparts	18
14.9.	Term and Termination	18
14.10.	Compliance with Law and Existing Contractual Arrangements	18

SCHEDULES

Schedule 3.1		20
Schedule 5.1		21
Schedule 5.2		22
Schedule 5.3		23
Schedule 9.1		24

ii

MASTER RELATIONSHIP AGREEMENT

MASTER RELATIONSHIP AGREEMENT, dated __________ __, 2017 (this “Agreement”), between Dufry International AG, a stock corporation incorporated pursuant to the laws of Switzerland (“Dufry”), which is a wholly owned subsidiary of Dufry AG, a stock corporation incorporated pursuant to the laws of Switzerland (“Dufry AG”), and Hudson Ltd., an exempted company limited by shares incorporated pursuant to the laws of Bermuda (the “Company”). Certain terms used in this Agreement are defined in Section 1.1.

WITNESETH:

WHEREAS, the Company is a wholly owned Subsidiary of Dufry and, through its Subsidiaries, operates duty-free and duty-paid stores in the continental United States and Canada;

WHEREAS, Dufry has determined to sell Company Common Stock in an Initial Public Offering, following which Dufry will remain the controlling shareholder of the Company;

WHEREAS, the Company Group is part of the Dufry Group and, as such, the members of the Company Group have heretofore operated, and will continue to operate, pursuant to policies and processes applicable to members of the Dufry Group;

WHEREAS, members of each of the Dufry Group, on the one hand, and members of the Company Group, on the other hand, have heretofore been, and will continue to be, party to multiple agreements, arrangements and transactions with each other;

WHEREAS, the Board of Directions of the Company has acknowledged the benefit to the Company Group of such agreements, arrangements and transactions; and

WHEREAS, each of the Board of Directors of Dufry and the Board of Directors of the Company has resolved that it is in the interests of each company, respectively, to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
Definitions

1.1.          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

1

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means Monday to Friday, except for any day on which banking institutions in New York, New York or Basel, Switzerland are authorized or required by applicable Law or executive order to close.

“Company Common Stock” means the Class A common shares, $0.001 par value per share, of the Company.

“Company Group” means the Company, each Subsidiary of the Company and each other Person that is controlled either directly or indirectly by the Company.

“Dufry Group” means Dufry AG, each Subsidiary of Dufry AG and each other Person that is controlled either directly or indirectly by Dufry AG.

“Dufry PSU Plan” means the Dufry AG PSU Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person, any Liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall include, without limitation, any Liability of such Person pursuant to any agreement related to the fixing of interest rates on any Indebtedness, any Liability pursuant to any credit card arrangement or contract, any Liability of such Person pursuant to any financing transaction, and any Liability of such Person pursuant to any derivative or other financial instrument or contract.

2

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Public Offering” means the initial public offering of the Company Common Stock pursuant to the IPO Registration Statement.

“IPO Registration Statement” means the registration statement on Form F-1 filed under the Securities Act (No. __________) pursuant to which the offering of Company Common Stock has been registered with the SEC.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued, communicated or entered by a Governmental Authority.

“Liabilities” means (i) any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), (ii) any guarantee by a Person in respect of such debt, loss, damage, adverse claim, liability or obligation of any such Person described in (i), (iii) any action by a Person to secure the repayment of any such debt, loss, damage, adverse claim, liability or obligation described in (i) or any such guarantee described in (ii) (whether or not it is the debt or other obligation of such Person so securing its repayment), including the grant of security over such securing Person’s assets or otherwise, and (iv) all costs and expenses relating to (i), (ii) and (iii).

“Parties” means Dufry and the Company.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) directly or indirectly owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

3

1.2.          Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
Company	Preamble
Company Auditors	2.2(b)
Company Public Documents	2.1(c)
Dufry	Preamble
Dispute	13.1(a)
Dufry Auditors	2.2(b)
Dufry Confidential Information	12.2(a)
Dufry Public Documents	2.2(a)
Franchise Agreement	5.1
Privilege	2.8

Article II
Financial and Other Information

2.1.         Company Information.

During any fiscal year that Dufry AG is required, in accordance with IFRS, to account for its investment in the Company on a consolidated basis or under the equity method of accounting:

(a)          Provision of Information Generally. At the Company’s cost, the Company shall, or shall cause its Subsidiaries to, provide to any member of the Dufry Group, for any purpose that such member of the Dufry Group may determine appropriate, including use to provide any service contemplated by this Agreement, use for internal reporting, planning and forecasting, use for compliance with reporting, disclosure, filing or other requirements imposed on any member of the Dufry Group (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over such member of the Dufry Group, use in any other judicial, regulatory, administrative, tax or other proceeding, or use to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, any Information in respect of the Company or the Company Group that any Dufry Group member shall request, within the time periods that such Dufry Group member shall request, and presented in the format that such Dufry Group member shall request.

(b)          Fiscal Year. The Company shall, and shall cause each of its Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.

4

(c)          Dufry’s Role in Company Public Documents. Subject to applicable Law, the Company shall not publish, send to holders of Company Common Stock or file with or furnish to the SEC, any national stock exchange or any Governmental Authority, any press releases concerning the business, results of operations or financial condition of the Company (including earnings releases), reports, notices, proxy or information statements, registration statements or prospectuses (collectively, “Company Public Documents”) or any other Information prepared by the Company or any of its Subsidiaries for release to financial analysts or investors without the prior written consent of Dufry. The Company shall consult with Dufry on the preparation of any such Company Public Document or other Information and provide Dufry with the opportunity to review and comment on any such Company Public Documents or other Information.

(d)          Company Meetings with Financial Analysts. The Company shall consult with Dufry as to the appropriate timing for all scheduled meetings and conference calls to be held between the Company and members of the investment community (including any financial analysts), and of any conferences to be attended by management of the Company with members of the investment community. The Company shall not schedule any such meeting or call or attend any such conference to which Dufry objects.

2.2.         Dufry AG Public Documents. During any fiscal year that Dufry AG is required, in accordance with IFRS, to account for its investment in the Company on a consolidated basis or under the equity method of accounting:

(a)          Company Cooperation with Dufry. The Company shall cooperate, and cause its accountants and auditors to cooperate, with any member of the Dufry Group to the extent requested by such member of the Dufry Group in the preparation of Dufry AG’s press releases, public earnings releases, any other proxy, information and registration statements, reports, notices, prospectuses and any other documents to be prepared by Dufry AG or any of its Subsidiaries (collectively, “Dufry Public Documents”). If and to the extent requested by any member of the Dufry Group, the Company shall diligently and promptly review all drafts of such Dufry Public Documents and prepare in a diligent and timely fashion any portion of such Dufry Public Documents pertaining to the Company or its Subsidiaries. Unless required by Law, without the prior consent of Dufry, the Company shall not publicly release any Information that conflicts with any Information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company to any member of the Dufry Group for any Dufry Public Document.

(b)          Coordination of Audit and Auditors’ Opinions. The Company shall cause its independent certified public accountants (the “Company Auditors”) to complete their audit such that, should Dufry so request, the Company Auditors will date their opinion on the Company’s audited annual financial statements on the same date that Dufry AG’s independent certified public accountants (the “Dufry AG Auditors”) date their opinion on Dufry AG’s audited annual financial statements, and to enable Dufry AG to meet its timetable for the printing, filing and public dissemination of Dufry AG’s annual report; provided that the foregoing shall not preclude the Company from making all required public filings in a timely manner. Should Dufry so request, the Company Auditors shall be the same as the Dufry AG Auditors, unless applicable Law requires otherwise. The Dufry Group and the Dufry AG Auditors shall have full audit rights with respect to the Company Group. The costs of Company Auditors for the audit of the Company shall be borne by the Company.

5

(c)          Access to Personnel and Working Papers. The Company will request the Company Auditors to make available to the Dufry AG Auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time after the Company Auditors’ opinion date, so that the Dufry AG Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Dufry AG Auditors’ report on Dufry AG’s audited annual financial statements, all within sufficient time to enable Dufry AG to meet its timetable for the printing, filing and public dissemination of the Dufry AG’s annual report.

2.3.         Accounting Estimates and Principles. During any fiscal year that Dufry AG is required, in accordance with IFRS, to account for its investment in the Company on a consolidated basis or under the equity method of accounting: the Company shall give Dufry reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to the Company Group immediately prior to the date hereof, and shall give Dufry notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board, the International Accounting Standards Board or the Public Company Accounting Oversight Board. In connection therewith, the Company shall consult with Dufry, and, if requested by Dufry, the Company shall consult with the Dufry AG Auditors with respect thereto. As to changes in accounting principles that could reasonably be expected to affect Dufry AG’s financial statements, the Company shall not make any such changes without Dufry’s prior written consent, excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board, the International Accounting Standards Board or the Public Company Accounting Oversight Board.

2.4.         Internal Audit. Without limiting the generality of Section 2.1 hereof, in connection with the provision of internal audit services to the Company Group pursuant to the Franchise Agreements or otherwise, the Company shall provide representatives of the Dufry Group complete access upon request to the Company’s and its Subsidiaries’ books and records as well as to the internal accounting controls and operations of the Company and its Subsidiaries. The Company shall, and shall cause its Subsidiaries to, comply with the instructions of representatives of the Dufry Group engaged in the provision of internal audit services, or otherwise directing or carrying out internal audit functions. The Company shall, and shall cause its Subsidiaries to, retain or provide any employees, at the expense of the Company, to carry out internal audit work as directed by representatives of the Dufry Group. The Company shall not engage any third Person to provide internal audit services without the consent in writing of Dufry.

6

2.5.         Accountants’ Reports. During any fiscal year that Dufry AG is required, in accordance with IFRS, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, no later than two (2) Business Days following the receipt thereof, the Company shall deliver to Dufry copies of all communications or reports submitted to the Company or any of its Subsidiaries by their independent certified public accountants, including, each report submitted to the Company or any of its Subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

2.6.         Record Retention. To facilitate the provision of Information pursuant to this Article II and other provisions of this Agreement, the Company shall, and shall cause its Subsidiaries to, retain all Information in its possession or control in accordance with the policies of the Dufry Group as in effect on the date hereof or such other policies as may be adopted by the Dufry Group. The Company will not destroy, or permit any of its Subsidiaries to destroy, any Information without the prior written consent of Dufry.

2.7.         Production of Witnesses; Records; Cooperation.

(a)          Except in the case of an adversarial Action by one Party against another Party, the Company shall, and shall cause its Subsidiaries to, make available to the Dufry Group, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of the respective entity as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may be required in connection with any Action in which any member of the Dufry Group may from time to time be involved.

(b)          Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to, cooperate and consult with Dufry to the extent so requested by Dufry with respect to any Actions referred to in clause (a) to this Section 2.7.

(c)          Without limiting any provision of this Section 2.7, the Company agrees to cooperate, and to cause each of its Subsidiaries to cooperate, with any member of the Dufry Group that requests such cooperation in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of the Company Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.

(d)          The obligation of the Company and is Subsidiaries to provide witnesses pursuant to this Section 2.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

7

(e)          In connection with any matter contemplated by this Section 2.7, if requested by Dufry, the Company shall enter into a joint defense agreement with any member of the Dufry Group so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of the Dufry Group or the member of any Dufry Group.

2.8.         Privilege. The provision of any information pursuant to this Article II shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”).

2.9.         General Cooperation. The Company shall, and shall cause its Subsidiaries to, provide to any member of the Dufry Group, at no cost to the Dufry Group, timely access to such personnel, facilities, assets and information, books and records of the Company Group, and provide timely decisions, approvals and acceptances, in each case as may be reasonably necessary to enable any member of the Dufry Group to exercise its rights pursuant to this Agreement in a timely and efficient manner.

Article III
Financing and Treasury Operations

3.1.         Company Group Financing. The Company shall, and cause its Subsidiaries to, do all things necessary to comply with and maintain in full force and effect the agreements listed on Schedule 3.1 hereto. Unless the Company has obtained the prior written consent of Dufry, which Dufry may withhold in its sole discretion, the Company shall, and shall cause its Subsidiaries to, incur Indebtedness only pursuant to facilities provided by members of the Dufry Group (that are not members of the Company Group). Any Indebtedness incurred by members of the Company Group pursuant to facilities provided by members of the Dufry Group (that are not members of the Company Group) after the date of this Agreement shall be on substantially the same terms as the Indebtedness provided by members of the Dufry Group to members of the Company Group that is outstanding on the date of this Agreement; provided that the principal amount, interest rate (which may be fixed or floating) and term may vary from facility to facility; provided further that the interest rate applicable to such Indebtedness incurred after the date of this Agreement shall correspond to Dufry AG’s weighted average cost of debt funding (in the currency of the Indebtedness to be incurred) at the time that such Indebtedness is incurred initially or refinanced by the Company Group, or if a floating rate of interest is applied, Dufry AG’s weighted average cost of debt funding (in the currency of the Indebtedness to be incurred) at each interest reset date, in each case of incurrence, refinancing or resetting, plus an additional 50 basis points (i.e., 0.50%).

3.2.         Third Person Guarantee or Letter of Credit Facilities. Unless the Company has obtained the prior written consent of Dufry, the Company shall not enter into, and not permit its Subsidiaries to enter into, any guarantee, letter of credit guarantee facilities or other similar arrangements with banks or other third parties.

8

3.3.         Foreign Exchange Transactions. Unless the Company has obtained the prior written consent of Dufry, which Dufry may withhold in its sole discretion, the Company shall, and shall cause its Subsidiaries to, execute foreign exchange transactions only through members of the Dufry Group. At its sole discretion, Dufry may execute any such foreign exchange transaction with a third Person on behalf of the Company or any of its Subsidiaries at the best quoted price, as reasonably determined by Dufry, and the Company, or its Subsidiary, as the case may be, shall pay Dufry 10 basis points (i.e., 0.10%) for each such transaction. If Dufry does not execute such transaction on behalf of the Company or its Subsidiary with a third Person, Dufry shall execute such transaction directly with the Company or its Subsidiary at the best price quoted by a third Person to execute such transaction, as reasonably determined by Dufry, plus an additional 10 basis points (i.e., 0.10%).

3.4.         Cash Pooling. Dufry may direct the Company to, or cause its Subsidiaries to, deposit cash in any Dufry Group cash pooling arrangement up to the aggregate principal amount of Indebtedness then outstanding borrowed by members of the Company Group from members of the Dufry Group. The Company or its Subsidiaries, as the case may be, shall be compensated (or charged, if applicable interest rates are negative) by Dufry for any cash placed by the Company or its Subsidiaries in the cash pool arrangement based on the then-prevailing market rate for short-term cash balances in bank accounts at the same bank that operates the cash pooling arrangement. The cash deposited by Company Group members in the cash pooling arrangement may be used to secure any credit positions in the cash pooling arrangements, either of Company Group members or other Dufry Group members. Dufry may, in its sole discretion, offer the Company the ability to borrow from the cash pooling arrangement. Should the Company or any of its Subsidiaries incur Indebtedness from any cash pooling arrangement, the Company, or its Subsidiaries, as the case may be, shall be charged an interest rate at the then-prevailing market rate applicable to borrowings by similar borrowers from the bank operating the cash pooling arrangement, as reasonably determined by Dufry, plus an additional 10 basis points (i.e., 0.10%). In the event of the insolvency, bankruptcy, receivership or other similar status of Dufry AG or Dufry, the amount of any Indebtedness of Company Group members to Dufry Group members shall be automatically set off against any amounts deposited by Company Group members in any cash pooling arrangement that are not returned to such Company Group members upon demand by such Company Group members, irrespective of the due date of any claim by a Company Group member.

3.5.         General. The Company shall, and shall cause its Subsidiaries to, support Dufry in its treasury and cash management operations and take any action requested by Dufry in furtherance of Dufry Group treasury and cash management operations, provided that such action shall not materially adversely affect the Company Group.

9

Article IV
Supply of Products for Sale

4.1.         Purchase of Products from Dufry. At Dufry’s option, the Company shall, and shall cause its Subsidiaries to, purchase from members of the Dufry Group all products to be sold by the Company Group in the following categories: wine/spirits, tobacco, fashion, watches, jewelry, perfume, cosmetics, electronics and confectionary/chocolate. The Dufry Group may elect to supply products directly to the Company Group or through a supply arrangement between the Dufry Group and a third Person.

4.2.         Obligation to Supply. Should Dufry elect to supply products directly to the Company Group, it shall use, or cause its Subsidiaries to use, reasonable best efforts to supply the Company Group on the terms set by the Dufry Group for such supply, such terms to be determined by Dufry in its sole discretion in accordance with Dufry’s transfer pricing policy as then in effect for all members of the Dufry Group.

Article V
Franchise and Other Services Agreements

5.1.         Franchise Agreements. The Company shall, and cause its Subsidiaries to, do all things necessary to comply with and maintain in full force and effect the agreements listed on Schedule 5.1 hereto (the “Franchise Agreements”).

5.2.         Retail Shop Concepts Services Agreements. The Company shall, and shall cause its subsidiaries to, do all things necessary to comply with and maintain in full force and effect the agreements listed on Schedule 5.2 hereto.

5.3.         Financial Support Services. The Company shall, and shall cause its subsidiaries to, do all things necessary to comply with and maintain in full force and effect the agreements listed on Schedule 5.3 hereto

Article VI
Other Services

6.1.         Financial Statement Consolidation Services. At its option and subject to the Company’s compliance with Article II hereof, Dufry shall, and shall cause its Subsidiaries, to provide such consolidation services that it deems appropriate in connection with the preparation of the financial statements of the Company. Should Dufry exercise its option to provide such services to the Company, Dufry shall provide such services only in respect of the annual consolidated financial statements of the Company and the interim condensed consolidated financial statements of the Company for each of the first three fiscal quarters of each fiscal year, in each case for financial statements in accordance with IFRS. The Company shall be responsible for the costs of such services. The Company shall be charged on the basis of the cost to Dufry (including the cost of Dufry employees) for the provision of such services plus an additional amount up to 500 basis points (i.e., 5.00%), as determined by Dufry in its sole discretion.

10

Article VII
Compliance with Dufry Policies

7.1.         Compliance Generally. The Company shall, and shall cause all of its Subsidiaries to, do all things necessary to comply with (i) the policies, processes and procedures of the Dufry Group applicable to Dufry Group members that are in effect at the date hereof, (ii) all policies adopted by the Board of Directors or Group Executive Committee of Dufry AG after the date hereof that amend or replace such policies, and (iii) all other policies adopted by the Board of Directors or Group Executive Committee of Dufry AG after the date hereof that apply equally to all members of the Dufry Group.

Article VIII
Sales and Marketing Matters

8.1.         Pricing and Assortment. The Company shall, and shall cause its Subsidiaries to, comply with (i) the Dufry Group’s pricing and assortment strategies and initiatives in respect of the Dufry Group’s (including the Company Group’s) duty-free business and (ii) the Dufry Group’s directives on pricing and assortment in respect of the Company Group’s duty-paid business.

8.2.         Advertising, Marketing and Promotions. The Company shall, and shall cause its Subsidiaries to, comply with (i) the Dufry Group’s advertising, marketing and promotions strategies and initiatives in respect of the Dufry Group’s (including the Company Group’s) duty-free business and (ii) the Dufry Group’s directives on advertising, marketing and promotions activities in respect of the Company Group’s duty-paid business.

8.3.         Shop Design. The Company shall, and shall cause its Subsidiaries to, comply with the Dufry Group’s directives regarding duty-free and duty-paid shop design, construction and operation.

8.4.         General. The Company shall, and shall cause its Subsidiaries to, support the Dufry Group in its global sales and marketing strategy and take any action requested by any member of the Dufry Group in furtherance of the Dufry Group’s global sales and marketing strategy, provided that such action shall not materially adversely affect the Company Group taken as a whole.

Article IX
Information Technology

9.1.         Information Technology Agreements. The Company shall, and shall cause its Subsidiaries to, do all things necessary to comply with and maintain in full force and effect the agreements listed on Schedule 9.1 hereto.

11

9.2.         Company to Use Dufry Information Technology. The Company shall, and shall cause its Subsidiaries to, use, apply and implement any information technology system, application or software required by Dufry. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, deliver information to the Dufry Group’s global applications and databases as requested by Dufry. The use or development by the Company or its Subsidiaries of any information technology tools, systems or digital applications, and the provision of associated services, shall require the prior written approval of Dufry, which may be withheld in Dufry’s sole discretion.

9.3.         Dufry Support. Dufry shall, and shall cause its Subsidiaries to, support the Company and its Subsidiaries in the implementation and subsequent operation of any of the Dufry Group’s global information technology systems, applications or software that Dufry shall require the Company Group to use. To the extent that Dufry shall require the Company to use the Dufry Group’s information technology systems, applications or software, Dufry shall also ensure that the Company Group’s use of such systems, applications or software is permitted by Dufry’s global license or other applicable agreements in respect of such applications or software, to the extent applicable. The Dufry Group shall be solely responsible for the development and maintenance of the Dufry Group’s global information technology systems, applications and software.

9.4.         Company Costs. The Company shall be responsible for: (a) the costs of implementation of any Dufry Group global information technology systems, applications or software at the Company Group, (b) all day-to-day running costs of such information technology systems, applications or software, including corresponding licensing costs, and (c) the costs of Dufry’s provision of support contemplated by Section 9.3 hereof. Any product or service that is provided by the Dufry Group to the Company Group pursuant to this Article IX shall be charged to the Company on the basis of the cost to the Dufry Group (including the cost of Dufry Group employees) for such product or the provision of such service plus an additional amount of up to 500 basis points (i.e., 5.00%), as determined by Dufry in its sole discretion.

Article X
Tax Matters

10.1.       Provision of Tax Services. Without limiting the generality of Article VII hereof, the Company shall, and shall cause its Subsidiaries to, comply with the Dufry Group’s tax policy as in effect from time to time. The Company shall not, and shall not permit its Subsidiaries, to engage any third Person to provide tax services to the Company Group without the prior written approval of Dufry, which may be withheld at Dufry’s sole discretion.

10.2.       Provision of Information and Cooperation. Without limiting the generality of Article II hereof, the Company shall, and shall cause its Subsidiaries to, provide all information requested by any member of the Dufry Group in connection with any tax matter concerning the Dufry Group, including the Company Group, and shall, and shall cause its Subsidiaries to, cooperate with any member of the Dufry Group that requests cooperation in connection with any tax matter, including but not limited to the preparation of any tax filing, interaction with a Governmental Authority including a taxation authority or in connection with any litigation of a tax matter, concerning the Dufry Group, including the Company Group.

12

Article XI
Employee Compensation Expense

11.1.       Dufry PSU Plan. The Company shall reimburse the Dufry Group for all costs incurred by the Dufry Group in connection with the granting and vesting of any awards to employees of the Company Group, either before or after the date of this Agreement, pursuant to the Dufry PSU Plan.

Article XII
Other Agreements

12.1.       Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, the Company shall cause its Subsidiaries to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the provisions of this Agreement.

12.2.       Confidentiality.

(a)          The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Dufry Confidential Information. For purposes of this Section 12.2, any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Dufry or any of its Affiliates (other than any member of the Company Group) furnished to or in possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Dufry Confidential Information.”

(b)          If the Company or its Affiliates are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Dufry Confidential Information, as applicable, the entity or person receiving such request or demand shall use all reasonable efforts to provide Dufry with written notice of such request or demand as promptly as practicable under the circumstances so that Dufry shall have an opportunity to seek an appropriate protective order. The Company shall take, and cause its representatives to take, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Company may thereafter disclose or provide any Dufry Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

13

12.3.       Insurance Matters.

(a)          Without limiting the generality of Article VII hereof, the Company shall, and shall cause its Subsidiaries to, comply with the Dufry Group’s policy on insurance for members of the Dufry Group. At Dufry’s option, the Company shall, and shall cause its Subsidiaries to, participate in any insurance policy or arrangement that Dufry effects, or causes to be effected, for the members of the Dufry Group. The Company shall be responsible for any costs (incurred by Dufry or otherwise) associated with effecting or maintaining such policy or arrangement, as determined by Dufry in its sole discretion.

12.4.       IPO Costs and Expenses. The Company shall pay all underwriting fees, discounts and commissions incurred in connection with the Initial Public Offering and all out-of-pocket costs and expenses of the Parties in connection with the Initial Public Offering.

12.5.       Covenants Against Taking Certain Actions Affecting Dufry. Except to the extent otherwise contemplated by this Agreement, the Company shall not, without the prior written consent of Dufry (which it may withhold in its sole discretion) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Dufry or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of any securities of the Company. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of Dufry (which it may withhold in its sole discretion), take any action, or recommend to its stockholders any action, which would limit the legal rights of, or deny any benefit to, Dufry or any of its Affiliates in Dufry’s capacity as a Company stockholder in a manner not applicable to Company stockholders generally.

Article XIII
Dispute Resolution

13.1.       General Provisions.

(a)          Any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, or any agreement or action contemplated thereby (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article XIII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)          All communications between the Parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

14

(c)          The Parties expressly waive and forego any right to trial by jury.

(d)          The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e)          All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XIII are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f)           Notwithstanding anything to the contrary contained in this Article XIII, any Dispute relating to Dufry’s rights as a stockholder of the Company pursuant to applicable Law, the Company’s Memorandum of Association or the Company’s Amended and Restated Bye-Laws, including Dufry’s rights as a stockholder of the Company, will not be governed by or subject to the procedures set forth in this Article XIII.

13.2.          Mediation. The Board of Directors of either Party may submit any Dispute for resolution by mediation in accordance with the Swiss Rules of Commercial Mediation of the Swiss Chambers’ Arbitration Institution in force on the date when the request for mediation was submitted in accordance with these Rules. The seat of the mediation shall be Zurich, although the meetings may be held elsewhere. The mediation proceedings shall be conducted in English.

13.3.       Arbitration.

(a)          If a Dispute is not resolved by mediation as provided in Section 13.2 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either Party may submit the Dispute to be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date when the Notice of Arbitration was submitted in accordance with those Rules. The Parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)          The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English. The arbitration shall be conducted in accordance with the provisions for expedited procedure.

(c)          The Parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 13.3 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 13.3 may be entered and enforced in any court having jurisdiction thereof.

15

(d)          Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated in paragraph (c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable Law, or (iii) for interim relief as provided in paragraph (e) below.

(e)          In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding paragraph (d) above, each Party acknowledges that in the event of any actual or threatened breach of the provisions of this Agreement, injunctive or other interim relief may be sought immediately to restrain such breach. If the tribunal shall not have been appointed, either Party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the Parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)           Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XIII.

Article XIV
Miscellaneous

14.1.       Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the substantive Laws of Switzerland.

14.2.       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.5):

If to Dufry, to:

Brunngässlein 12,
CH – 4010
Basel, Switzerland
Attention: Group General Counsel
E-mail: legal@dufry.com

If to the Company, to:

4 New Square
Bedfont Lakes
Feltham, Middlesex TW14 8HA
United Kingdom
Attention: General Counsel
E-mail: legal@hudsongroup.com

16

14.3.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

14.4.       Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

14.5.       Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Parties hereto. This Agreement is for the sole benefit of the Parties to this Agreement and the members of the Dufry Group and the Company Group and their respective permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.6.       Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

14.7.       Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

17

14.8.       Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

14.9.       Term and Termination.

(a)          Subject to Section 14.9(b) hereof, this Agreement shall be effective as of the date hereof and terminate on the date on which there are no Class B common shares of the Company issued and outstanding.

(b)          In its sole discretion, without cause, Dufry may terminate this Agreement upon giving six months’ notice to the Company. Without prejudice to the foregoing sentence, in case of a termination by Dufry without cause, upon request of the Company, Dufry will use its commercially reasonable efforts to provide, on a case by case basis, to the Company and/or its permitted sub-franchisees who, as of the receipt by Dufry of Dufry’s termination notice, operate certain shops in good faith reliance on the continued duration of this Agreement, or franchise or other agreements that terminate upon the termination of this Agreement, the right to continue to use the reasonably necessary intellectual property rights for the operation of the relevant shop(s) for a limited term. Each such continued use shall: (i) fully comply with the terms and conditions of this Agreement, or, as applicable, franchise or other agreements that terminate upon the termination of this Agreement (including, without limitation, regarding remuneration), which shall continue to remain in force insofar as the operation of the relevant shop(s) is concerned (but, for the avoidance of doubt, not with regard to any other shops and/or any other use of intellectual property rights); (ii) be limited to the use expressly permitted by Dufry on a case by case basis; (iii) cease immediately without further notice required in case of any breach of the terms and conditions of this Agreement, or, as applicable, franchise or other agreements that terminate upon the termination of this Agreement, by the Company and/or its permitted sub-franchisee that is not remedied within 30 (thirty) days after Dufry’s request; and (iv) cease immediately without further notice required, in respect of each shop for which an extension is granted, upon the expiry of the remainder of the minimum term of the concession, lease or similar agreement applicable to the relevant Shop as in effect as of the receipt by Franchisee of Franchisor's termination notice (without any extension or prolongation).

14.10.     Compliance with Law and Existing Contractual Arrangements. Notwithstanding anything to the contrary in this Agreement, no member of the Dufry Group or the Company Group shall be required by the terms of this Agreement to take any action if such action would (i) result in a violation of any federal, state, provincial or other law or regulation, including any rules, regulations, policies or guidance of the U.S. Federal Aviation Administration or any airport authority, that is applicable to members of the Dufry Group or the Company Group or (ii) cause such member of the Dufry Group or Company Group to violate the terms of an agreement between a Dufry Group member or a Company Group member and a third party existing at the date hereof.

[The remainder of this page is intentionally left blank]

18

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

DUFRY INTERNATIONAL AG

By:
Name:
Title:

By:
Name:
Title:

HUDSON LTD.

By:
Name:
Title:

By:
Name:
Title:

19

Schedule 3.1

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated February 13, 2013 ($123,204,207.74) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated February 13, 2013 ($99,250,000.00) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated February 13, 2013 ($78,500,000.00) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated February 13, 2013 ($67,000,000.00) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Dufry Newark Inc., dated February 13, 2013 ($2,800,000.00) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Dufry Newark Inc., dated February 13, 2013 ($850,000.00) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Dufry Newark Inc., dated February 13, 2013 ($600,000.00) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Dufry Newark Inc., dated February 13, 2013 ($290,637.02) (effective October 30, 2012)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated December 19, 2013 ($21,000,000.00)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated December 19, 2013 ($16,000,000.00)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated December 19, 2013 ($7,700,000.00)

Loan Agreement between Dufry Finances SNC and Hudson Group Inc., dated December 19, 2013 ($5,900,000.00)

Loan Agreement between Dufry Finances SNC and Dufry North America LLC, dated November 2, 2015 ($55,700,000.00)

Loan Agreement between Dufry Finances SNC and WDFG North America LLC, dated December 18, 2015 ($50,000,000.00)

Loan Agreement between Dufry International and Dufry Houston DF & Retail Part., dated December 31, 2016 ($2,994,066.78)

Assignment of Loan Receivables Agreement between Dufry Finances SNC and Dufry International AG, dated February 2, 2017

Loan Agreement between Dufry Financial Services B.V. and The Nuance Group (Canada) Inc., dated August 1, 2017 (CAD $195,030,000)

20

Schedule 5.1

Franchising Agreement between Dufry International AG and Hudson Group (HG), Inc., dated ________________, 2017

Hudson Trademark License Agreement between Dufry International AG and Hudson Group (HG), Inc., dated ________________, 2017

Franchising Agreement between Dufry International AG and The Nuance Group (Canada) Inc., dated ________________, 2017

Franchising Agreement between Dufry International AG and WDFG Vancouver L.P., dated __________________, 2017

21

Schedule 5.2

Retail Shop Concepts Services Agreement between Hudson Group (HG), Inc. and Dufry International AG, dated March 15, 2010

22

Schedule 5.3

Support Services Agreement between WDFG SA and WDFG Vancouver L.P., dated September 20, 2017

23

Schedule 9.1

Agreement for the Provision of Services between Dufry Newark, Inc. and Dufry Management Ltd., dated July 7, 2009

IT Support Services Agreement between Dufry Management Ltd and The Nuance Group (Canada) Inc., dated June 28, 2016

IT Support Services Agreement between Dufry Management Ltd and The Nuance Group (US) Inc., dated June 28, 2016

IT Support Services Agreement between WDFG SA and WDFG Vancouver L.P., dated September 13, 2017

24